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                                                                   EXHIBIT 10.62

                          2004 VERITAS BONUS PLAN (VBP)

PURPOSE: The VERITAS Bonus Plan ("Plan") is designed to motivate and reward the achievement of key business objectives and provide a retention incentive while maintaining alignment with shareholder value and expectations.

ELIGIBILITY: Employees eligible under the plan include those in salary grades E09-E12, and U01-U02 who are not already eligible for revenue-based or other formal bonus plans. Employees who are hired by VERITAS or are promoted/reclassified into an eligible category during a bonus period will be eligible for a pro-rated bonus provided their eligibility date is no later than two months prior to the end of the bonus period. Employees on a leave of absence
(LOA) will be eligible for payment upon return to work on a prorated basis. In order to be eligible to receive a bonus, the individual must be employed by VERITAS Software at the time of payment.

BONUS PERIOD: VBP is structured as a semi-annual plan. Under the Plan, the first bonus period runs from January 1 through June 30th and the second bonus period runs from July 1 through December 31st. Bonuses are based upon the Company's operating income and an employee's individual performance during the relevant bonus period.

TIMING OF BONUS PAYMENT: Although every effort will be made to process payments on a timely basis, there is no guaranteed payment date associated with this Plan. Payments will be made only after financial results have been reported and recommendations have been submitted to and approved by the Compensation Committee or a majority of the independent directors of the Board, as applicable.

BONUS MEASUREMENT CRITERIA: An employee's targeted bonus is equal to a percentage of the employee's base salary based on grade level, as follows:
U01-U02 (excluding participants in other plans) - 15% (30% annually); E09-E12 - 7.5% (15% annually). Actual bonus received by an employee is based upon two measurement criteria: the Company's Operating income and individual employee performance. These two criterion are described below:

    -    OPERATING INCOME

         The Company's performance measured against its targeted Operating income during a bonus period establishes the bonus pool under the Plan. If the Company meets its Operating Income goal, then the bonus pool would be established at 100%. Operating income higher or lower than the target, funds the bonus pool at pre-determined multiplier levels.

    -    INDIVIDUAL EMPLOYEE ACHIEVEMENT

         Once the bonus pool has been established, managers of eligible employees will have discretion to adjust bonus targets for individual employees based upon job performance and achievement of individual, functional area and departmental objectives.

APPROVALS:

All proposed bonus payments for VERITAS employees under this Plan must be reviewed by the Chairman/CEO and CFO and shall be paid only upon their approval.

DISCRETION OF MANAGEMENT

The Chairman/CEO and CFO retain discretion at all times to modify this Plan or its implementation, including, but not limited to, revising performance targets, bonus multipliers, and actual bonus payments.